EXHIBIT 99.1

I, William B. McGuire, Jr., do hereby consent to be named as a person to become a trust manager of Camden Property Trust in the Registration Statement on Form S-4 of Camden Property Trust and Summit Properties Partnership, L.P. to be filed with the Securities and Exchange Commission.

/s/ William B. McGuire, Jr.
William B. McGuire, Jr.